Exhibit 99.1

COMPANY RELEASE

Findlay, Ohio, September 9, 2023

One Energy Enterprises Inc. (the “Company”) today announces that the Company has successfully closed on an aggregate total of $18.0 million in investments for its Series A Convertible Preferred Equity program. The Series A Preferred Investments are intended to help the Company ramp up its operations and accelerate growth in anticipation of the Company merging with Tortoise Ecofin Acquisition Corp. III (“TRTL”).

These preferred investments have mandatory conversion provisions that, upon certain events, which may or may not occur, convert into common shares upon the completion of the proposed business combination with TRTL.

The $18.0 million investment round is led by seasoned institutional investors, including the Ecofin Sustainable and Social Impact Term Fund, funds managed by Sandia Investment Management LP, and others. The Series A raise will not increase the premerger valuation of the Company already set in the Business Combination Agreement entered into by the Company and TRTL on August 15th, 2023.

The Company may accept additional investments in the Series A Convertible Preferred Equity raise open for a limited time. All proceeds from this offering will support the growth of One Energy Enterprises Inc.

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, acted as the exclusive placement agent in this transaction.

DISCLAIMER

Please see relevant disclaimers at https://oneenergy.com/sec